Exhibit 10.16
Cannae Holdings, Inc.
2017 Omnibus Incentive Plan
Notice of Restricted Stock Unit Grant (Time-Based)
You (the “Grantee”) have been granted the following award of restricted stock units (“Restricted Stock Units”) by Cannae Holdings, Inc. pursuant to the Cannae Holdings, Inc. 2017 Omnibus Incentive Plan dated November 17, 2027 (the “Plan”) and the terms set forth in the attached Restricted Stock Unit Award Agreement. Each Restricted Stock Unit represents a right to receive one share of Cannae Holdings, Inc. (the “Company”), par value $0.0001 per share (“Share”), subject to the terms of the Plan and the attached Restricted Stock Unit Award Agreement.

Name of Grantee:	William P. Foley, II
Number of Shares of Restricted Stock Units Granted:	1,000,000
Effective Date of Grant:	February 28, 2024
Vesting and Period of Restriction:
Subject to the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto, the Period of Restriction shall lapse, and the Restricted Stock Units shall vest and become free of the forfeiture provisions contained in the Restricted Stock Unit Award Agreement, as follows:
•400,000 Restricted Stock Units shall vest on July 2, 2024;
•400,000 Restricted Stock Units shall vest on July 2, 2025; and
•200,000 Restricted Stock Units shall vest on July 2, 2026.

Shares shall be distributed to the Grantee with respect to the Restricted Stock Units on, or as soon as administratively possible (but in no event later than 10 days) following, each vesting date, as more specifically described in Exhibit A, subject to the terms and provisions of the Plan and the attached Restricted Stock Unit Award Agreement.

By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Unit Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Unit Award Agreement. If you have not accepted or declined this Restricted Stock Unit Grant, including the terms of this Notice and Restricted Stock Unit Award Agreement, prior to the first anniversary of the Effective Date of Grant, you are hereby advised and acknowledge that you shall be deemed to have accepted the terms of this Notice and Restricted Stock Unit Award Agreement on such first anniversary of the Effective Date of Grant.

/s/ William P. Foley, II
William P. Foley, II, February 28, 2024

Cannae Holdings, Inc.
2017 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement
Section 1.GRANT OF RESTRICTED STOCK UNITS
(a)Restricted Stock Units. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant and this Restricted Stock Unit Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant such number of restricted stock units (the “Restricted Stock Units”) as set forth in the Notice of Restricted Stock Unit Grant.
(b)Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
Section 2.VESTING, FORFEITURE AND TRANSFER RESTRICTIONS
(a)Vesting. Subject to Section 2(b), the Period of Restriction shall lapse, and the Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Notice of Restricted Stock Unit Grant as more specifically described in Exhibit A (the “Vesting Schedule”) and the terms of this Agreement. Shares shall be distributed to the Grantee with respect to the Grantee’s Restricted Stock Units on, or as soon as administratively possible (but in no event later than 10 days) following, each vesting date pursuant to the Vesting Schedule, subject to the terms and provisions of the Plan and this Agreement.
(b)Forfeiture. Except as otherwise provided in Grantee’s employment, director services, consulting services or similar agreement in effect at the time of the employment or services termination:
(i) If the Grantee’s employment or service as a director or consultant is terminated for any reason other than death, or Disability (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Restricted Stock Units to the extent such Restricted Stock Units are subject to a Period of Restriction at the time of such termination.

(ii) If the Grantee’s employment or service as an director or consultant is terminated due to the Grantee’s death or Disability, a portion of the Restricted Stock Units which on the date of termination of employment remain subject to a Period of Restriction (as defined in Exhibit A) shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(c) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Restricted Stock Unit):
(A x B) - C, where
A = the total number of Restricted Stock Units granted under this Agreement,
B = the number of completed months to the date of termination of employment since the Effective Date of Grant divided by 36, and
C = the number of Restricted Stock Units granted under this Agreement which vested on or prior to the date of termination of employment.
All Restricted Stock Units that are subject to a Period of Restriction on the date of termination of employment or service as a director or consultant and which will not be vested pursuant to Section 2(b)(ii) above, shall be forfeited to the Company, for no consideration.
(iii) The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment, director services, consulting services or similar agreement with the Company. If the Grantee’s employment, director services, consulting services or similar agreement does not define the term “Disability,” or if the Grantee has not entered into an employment, director services or similar agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.
(c)Transfer Restrictions. During the Period of Restriction, the Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Restricted Stock Units are subject to a Period of Restriction.

(d)    Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock Units in accordance with the Notice of Restricted Stock Units Grant and the terms of this Agreement. Subject to the terms of the Plan and Section 5(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Restricted Stock Units that are subject to this Agreement free of all restrictions. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Period of Restriction or other restriction imposed on the Restricted Stock Units that has not previously lapsed, shall lapse.
Section 3.RABBI TRUST; SHAREHOLDER RIGHTS
Within 30 days of the Effective Date of Grant, the Company shall deposit the number Shares subject to the Restricted Stock Units potentially deliverable in connection with Restricted Stock Units into a “rabbi trust” established by the Company (the “Trust”), if the form set forth in Exhibit B hereto. Pursuant to the terms of the Trust Agreement, the Grantee shall have the right to direct the trustee of the Trust as to the exercise of all voting, tender, consent and similar rights of a holder of Shares, unless and until Shares underlying the Restricted Stock Units are forfeited pursuant to the terms of this Agreement.
Section 4.DIVIDEND EQUIVALENTS
(a)The Grantee shall be entitled to the crediting of dividend equivalents in an amount equal to the dividends with respect to the number of Shares subject to any unvested or vested and unpaid Restricted Stock Units (“Dividend Equivalents”). Such Dividend Equivalents shall accumulate and be payable to the Grantee in cash as provided below. Pursuant to the terms of the Trust Agreement, any dividends paid with respect to Shares subject to the Restricted Stock Units shall be paid to the Trust at the time the dividends are paid to shareholders generally, and shall be held in the Trust until payment to the Grantee in accordance with this Section 4.
(b)    Such held Dividend Equivalents shall be subject to the same Period of Restriction as the Restricted Stock Units to which they relate.
(c)    Any Dividend Equivalents held pursuant to this Section 4 which are attributable to Restricted Stock Units which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d)     Dividend Equivalents attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.
Section 5.MISCELLANEOUS PROVISIONS
(a)Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including payroll taxes) required by law to be withheld with respect to this award of Restricted Stock Units, including any payments in respect of Dividend Equivalents. The Committee may condition the delivery of Shares in settlement of the Restricted Stock Units upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value in an amount up to the maximum statutory withholding (based on maximum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(b)Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Unit Grant by the Company, the Board or the Committee.
(c)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(d)Choice of Law. This Agreement and the Notice of Restricted Stock Unit Grant shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Unit Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
(e)Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Unit Grant shall be settled by binding arbitration before a single arbitrator in Clark County, Nevada and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Unit Grant, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in the State of Nevada, without regard to internal principles relating to conflict of laws.
(f)Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(g)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(h)References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.

(i)Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement be exempt from, or comply with, the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan, the Award and this Agreement shall be interpreted accordingly.

EXHIBIT A
Vesting and Restrictions

This grant is subject to a Time-Based Restriction, as described below (the “Period of Restriction”).

Time-Based Restrictions

Anniversary Date	% of Restricted Stock Units to Vest
July 2, 2024	400,000 units
July 2, 2025	400,000 units
July 2, 2026	200,000 units